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                                                                  EXHIBIT 10.6


                            WAREHOUSE LEASE AGREEMENT

Concluded on 2nd May 1999 between the company Zisapel Properties (1992) Ltd. and the company Klil & Michael Properties (1992) Ltd. (hereinafter : "the Lessor"), and RADVision (hereinafter : "the Lessee") herein represented by ______________.

1. "The Premises" - an area of 23 square metres on the 2ND basement level of the building situate at 24 Raoul Wallenberg Street, Tel Aviv, as
         marked on the diagram in ANNEX A together with     covered parking bays
         and     open parking bays.

2. The Lessee leases the Premises from the Lessor with effect from 2nd May 1999 (hereinafter : "the Date of Commencement of the Lease") until 31st December 1999 (hereinafter : "the Initial Lease Period"). The Lessee shall have an option to extend the lease until 31st
         December 2000, thereafter until and      and thereafter until and
           (each of the above periods of extension shall hereunder be called :
         "the Option Period", the Initial Lease Period and each of the
         Option Periods may also hereunder sometimes be called "the Lease Period"). The Lessor shall give 60 days prior written notice to the Lessee as to the exercise of the Option. During the Option Periods all the conditions of this Agreement shall, MUTATIS MUTANDIS, apply. Notwithstanding the foregoing provisions, the Lessee shall be entitled to terminate the Lease Period prior to the expiration of the Lease Period or any Option Period, if a substitute lessee is found from within the RAD-Bynet Group and upon 90 days prior written notice. Notwithstanding the foregoing, the Lessor shall have the right to give notice to the Lessee as to termination of the lease at any time and for any reason, upon 90 days prior written notice. In any event the aggregate Lease Periods shall not exceed nine years and eleven months.

3. The Lessee accepts the Premises in clean and good condition, meeting its needs, including air conditioning, standard telephone extensions,
              parallel telephone extensions,      smart telephone extensions and
         speakers (hereinafter : "the Basic Condition of the Premises").

4. Should the Lessee request that alterations be effected to the Premises in a departure from the Basic Condition of the Premises, the Lessor shall effect the same as set forth in ANNEX B. Should the Lessee leave the property prior to the expiration of 4 years from the Date of Commencement of the Lease, the Lessee shall refund to the Lessor the cost of such alterations to the Premises as set forth in ANNEX B, together with interest at 5% per annum reckoned from the date on which such alterations were effected to date of actual payment. After effecting


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         such alterations as set out above, the Lessee shall not effect any further alteration to the Premises (hereinafter : "Further Alterations"), without the prior written consent of the Lessor. Should the Lessee effect any Further Alterations as aforesaid - the Lessee alone shall bear all the costs involved therein.

5.       The monthly rental shall be as follows :

         5.1 A sum in new Israeli shekels equal to US $ 10 per square metre during the Initial Lease Period.

                  The rental shall be paid at such representative rate of exchange of the dollar as shall be known on the date of actual payment, together with value added tax.

         5.2 In addition, in the first year the Lessee shall pay an amount in new Israeli shekels equals to US $ per month for the installation of an infrastructure for computers on the Premises. Such payment shall be made in conjunction with the rental as set forth in paragraph 6 hereunder.

         5.3 In addition to the rental and to the payments set forth above, the Lessee shall be responsible for all the amounts as set forth in paragraphs 7 and 8 hereunder.

6. The rental shall be paid quarterly for three (3) months in advance on the first day of each calendar month, or on the first business day next following the first day of the month, should this day fall on a Sabbath or Holiday. The first payment shall be on 1st July 1999 for the months of May to September 1999, and with effect from the second payment, on the first day of the month commencing on each annual quarter.

7. The Lessee shall be responsible for all the on-going payments associated with the use of the Premises during the Lease Period, including municipal assessment rates, accounts for water, electricity, gas, telephone (including the cost of the extensions and the installation thereof), maintenance and air conditioning. Debiting shall be effected in the manner ordinarily applied by the RAD-Bynet Group from time to time.

8. The Lessor shall provide management and maintenance services to the structure in which the Premises are situate, subject to and as set forth in the Management Agreement attached to this Agreement as ANNEX C.


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         When required to do so, the Lessee undertakes to enter into an agreement with the Management Company for the entire Lease Period in such form as shall be prescribed by the Lessor from time to time, and to sign any revision or addendum thereto, and it shall be obliged to comply with all its obligations in accordance with that agreement. Failure to sign an agreement with the Management Company or any breach of the agreement between the Lessee and the Management Company shall be regarded as a breach of this Agreement on the part of the Lessee, and it is expressly recorded that non payment of the management and maintenance fee to the Lessor or to the Management Company as required and on the due date thereof shall be deemed to be a fundamental breach of this Agreement on the part of the Lessee. Furthermore, it is recorded that the cleaning of the interior of the Premises is optional and is not comprised within the services which the Lessee shall receive from the Lessor or from the Management Company.

9. A delay of 3 or more months in any payment due by the Lessee under this Agreement shall constitute a fundamental breach of this Agreement by the Lessee and shall confer upon the Lessor the right to evict the Lessee forthwith. Without prejudice to the Lessor's right to evict the Lessee as aforesaid - this shall accord to the Lessor the right to enforce such payment against the Lessee and inasmuch that the Lessee may have failed to effect such payment on due date thereof, the Lessee shall also be liable to pay to the Lessor arrears interest on the amount in arrears at the Libor rate applicable at such time plus 3% per month to date of actual payment. The receipt of the interest by the Lessor shall be in addition to its rights under this Agreement and under any law and the receipt thereof shall not be and shall not be considered as any waiver of any rights accorded to it in pursuance of this Agreement or under any law.

10. Upon the expiration of the Lease or Option Period or termination thereof as defined in paragraph 2 above, as the case may be, the Lessee undertakes to restore the Premises and the appurtenances therein to the same condition as they had been received after effecting the alterations to the Basic Condition of the Premises and prior to carrying out any Further Alterations (if any), including re-painting and cleaning as set forth in paragraph 3 above, save for normal wear and tear resulting from ordinary and reasonable use or deterioration caused to the Premises during the Lease Period, notwithstanding ordinary and reasonable use by the Lessee or by a person on its behalf or under its authority, or as a result of VIS MAJOR.


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11.      The Lessee shall be liable for damage caused as a result of the lease and use of the Premises by it and/or by its agents and/or by its invitees and/or by any person on its behalf. The Lessee shall repair any damage as aforesaid in accordance with the Lessor's requirements.

12. The Lessee is an insured within the framework of the insurance held by the RAD-Bynet Group and shall remain such an insured for the entire Lease Period in such manner as is the Group's practice from time to time.

13. The Lessee shall be entitled to transfer any part of its rights in and to the Premises only to a sub-lessee within the RAD-Bynet Group (hereinafter : "the Sub-Lessee"). In any event the Lessee shall continue to be responsible for all its obligations under this Agreement with respect to the whole area of the Premises as a guarantor for the fulfilment by the Sub-Lessee of all the provisions of this Agreement.

14.      [deleted]

15.      Remarks :

         ---------------------------------------------------------
         ---------------------------------------------------------
         ---------------------------------------------------------

RADVISION LTD.    ZISAPEL PROPERTIES (1992)          KLIL & MICHAEL PROPERTIES
                  LTD.                               (1992) LTD.


   ----------              ----------                        ----------
   The Lessee       Zisapel Properties (1992) Ltd.     Klil & Michael Properties
                                                       (1992) Ltd.


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                                      ANNEX A

[This Exhibit consists of a two dimensional floor plan for the leased premises (an area of 23 square meters on the 2nd basement level) at 24 Raoul Wallenberg Street Tel Aviv Israel.]


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                                     ANNEX B

Schedule of the Works Required  AN ESTIMATE OF THE COST (IT IS NECESSARY TO
to be Undertaken                ATTACH PLANS AS REQUIRED BY THE LESSOR) OF THE
                                WORKS IN NEW ISRAELI SHEKELS / DOLLARS


Total amount of the Works ___________ new Israeli shekels / dollars

I confirm the Works and the cost thereof, as set forth in this Annex.

---------------------------       -------------------------          ----------
Zisapel Properties(1992)Ltd.      Klil & Michael Properties          The Lessee


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                                     ANNEX C


        Summary of Management Agreement--translated from Hebrew original


Management Company:   Ariel Properties--ZIV Towers Management Ltd.

Building-    24 Raoul Wallenberg Street Tel Aviv Israel.

Services:    Providing maintenance services to the shared area in the building.

Fees: Each tenant will pay the pro rata cost of its share in the shared areas, according to actual costs paid by the management company plus 10% (provided such costs are reasonable and as customary in similar buildings). Such fees will be paid quarterly.


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          AMENDMENT TO THE WAREHOUSE LEASE AGREEMENT DATED 2ND MAY 1999

             Made and entered into at Tel Aviv on 1st December 1999

On 2nd May 1999 a lease agreement was entered into between Zisapel Properties
(1992) and the company Klil & Michael Properties (1992) Ltd., and the company RADVision Ltd for the lease of an area of 23 square metres ("the Lease Agreement").

It is hereby agreed between the parties that the Lease Agreement be extended until 31st August 2000.

None of the other provisions of the Agreement have been amended.

Zisapel Properties (1992)Ltd.            RADVision Ltd.


------------------------------           ---------------------------------------
Zisapel Properties (1992) Ltd.           Klil and Michael Properties (1992) Ltd.